Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

VISTULA COMMUNICATIONS SERVICES, INC.,

NETYANTRA INC. AND

NETYANTRA INDIA PRIVATE LIMITED

TABLE OF CONTENTS

Article 1 Definitions		1

1.1	Certain Matters of Construction	1
1.2	Certain Definitions	1

Article 2 Purchase and Sale		3

2.1	Purchase and Sale of Assets	3
2.2	Assumption of Liabilities	4
2.3	No Assumption of Other Liabilities	4
2.4	Assignment of Assets	4
2.5	Purchase Price	4

Article 3 Closing		4

3.1	Closing	4
3.2	Sellers’ Deliveries at the Closing	5
3.3	Buyer’s Deliveries at the Closing	5
3.4	Allocation of Purchase Price	5

Article 4 Representations and Warranties as to Sellers		5

4.1	Corporate Status	5
4.2	Subsidiaries	5
4.3	Authority for Agreement; Noncontravention.	5
4.4	No Conflict	6
4.5	Title to Assets	6
4.6	Liabilities	7
4.7	Compliance with Laws	7
4.8	Permits	7
4.9	Litigation and Audits	7
4.10	Tax Matters	7
4.11	No Broker’s or Finder’s Fees	8
4.12	Intellectual Property.	8
4.13	Agreements, Contracts and Commitments	10
4.14	Full Disclosure	10
4.15	Investment in Buyer Stock	10

Article 5 Representations and Warranties of Buyer		12

5.1	Corporate Status of Buyer	12
5.2	Authority	12
5.3	No Conflict	12
5.4	No Broker’s or Finder’s Fees	13
5.5	Reports with the SEC	13

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Article 6 Additional Agreements		13

6.1	Exclusivity	13
6.2	Regulatory Filings	14
6.3	Confidentiality; Access to Information	14
6.4	Public Announcements	15
6.5	Expenses	15
6.6	Notification	15
6.7	Further Assurances	15

Article 7 Conditions Precedent		16

7.1	Conditions Precedent to the Obligations of Each Party	16
7.2	Conditions Precedent to Obligations of Buyer	16
7.3	Conditions to Obligation of Sellers	17

Article 8 Indemnification; Survival of Representations		18

8.1	Agreement to Indemnify	18
8.2	Survival	18
8.3	Process of Indemnification for Buyer Claims	19

Article 9 Termination		19

9.1	Termination Events	19
9.2	Effect of Termination	20

Article 10 Miscellaneous		20

10.1	Amendments and Supplements	20
10.2	Waiver	20
10.3	Governing Law	21
10.4	Notices	21
10.5	Entire Agreement	22
10.6	Binding Effect; Assignability	22
10.7	Validity	22
10.8	Counterparts	22

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of April 28, 2006 (the “Agreement”), by and among (i) Vistula Communications Services, Inc., a Delaware corporation (“Buyer”), (ii) NetYantra Inc., a Delaware corporation (“NetYantra Delaware”) and (iii) NetYantra India Private Limited (“NetYantra India”, with NetYantra Delaware and NetYantra India being hereinafter sometimes referred to collectively as “Sellers”).

Recitals

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to the Buyer, the Acquired Assets and the Assumed Liabilities (each as defined below) upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

Article 1
DEFINITIONS

1.1                               Certain Matters of Construction. A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. As used in this Agreement, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”

1.2                               Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)                                  Affiliate:  with respect to any Person, any Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

(b)                                 Ancillary Agreements: the License and Revenue Agreement, the Executive Employment Agreements, the Registration Rights Agreement, and the Services Agreement.

(c)                                  Buyer Material Adverse Effect:  any change, effect, event, occurrence or state of facts that prevents or materially delays, or would reasonably be expected to prevent or materially delay, Buyer’s ability to consummate the transactions contemplated by this Agreement.

(d)                                 Buyer Stock: the common stock, $0.001, of Buyer.

(e)                                  Code:  the Internal Revenue Code of 1986, as amended.

(f)                                    Control:  (including, with correlative meaning, Controlled by and under common Control with) as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(g)                                 Disclosure Letter:  the disclosure letter of Sellers dated as of the date hereof and executed by the President of each Seller, as the same may be updated pursuant to Section 6.6 of this Agreement.

(h)                                 Exchange Act:  the Securities Exchange Act of 1934, as amended.

(i)                                     Excluded Agreements: the contracts and agreements listed on Schedule F.

(j)                                     Excluded Assets: the Excluded Agreements and the other assets of Sellers set forth on Schedule E.

(k)                                  Governmental Entity:  any federal, state, local, foreign, or other government; or quasi-governmental authority of any nature.

(l)                                     Intellectual Property Rights:  all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, trade secrets, algorithms, databases, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material.

(m)                               “knowledge”, “know,” “known,” “have no knowledge of”, “do not know of” and similar phrases used with respect to Sellers refer to the knowledge of the officers and directors of each Seller (including the knowledge that such Persons could have obtained after due inquiry).

(n)                                 Law:  any federal, state, local, foreign or other law, statute, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted or otherwise put into effect by or under the authority of any Governmental Entity.

(o)                                 Permit: any license, permit, authorization, order, registration, certificate, variance, consent, approval, or franchise from any Governmental Entity.

(p)                                 Person:  an individual, corporation, partnership, limited liability company, association, a joint stock company, joint venture, estate, trust, unincorporated organization, or other entity or organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(q)                                 SEC:  the Securities and Exchange Commission, or any Governmental Entity succeeding to its functions.

(r)                                    Securities Act:  the Securities Act of 1933, as amended.

(s)                                  Sellers Technology:  the software and technology of Sellers more fully described on Exhibit A hereto but excluding the Excluded Assets.

(t)                                    Tax:  any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(u)                                 Tax Return:  any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(v)                                 Trademarks: any trademarks, service marks, trade names, trade dress, logos and domain names, together with all translations, adaptations, derivations, and combinations thereof, in each case whether registered or unregistered, and including all goodwill associated therewith excluding any such marks, except for those trademarks, service marks, trade names, trade dress, logos and domain names included in the Excluded Assets.

Article 2
PURCHASE AND SALE

2.1                               Purchase and Sale of Assets. In reliance upon the representations, warranties, covenants and agreements contained herein and upon the terms and subject to the conditions set forth herein, Sellers agree to sell, assign, transfer, convey and deliver to Buyer and Buyer agrees to purchase, acquire and accept from Sellers at the Closing, all of the right, title and interest of Sellers in and to the following assets except for the Excluded Assets (collectively, the “Acquired Assets”), free and clear of any mortgage, pledge, lien, claim, charge, security interest, lease or other encumbrance (collectively, “Encumbrances”):

(a)                                  All of Sellers’ right, title and interest in and to the Sellers Technology, including without limitation any flowcharts, diagrams, specifications, equations, data, schematics, state diagrams, algorithms, or other descriptions of the design and/or operation of Sellers Technology, including without limitation those items listed on Schedule A;

(b)                                 All of Sellers’ right, title and interest in and to all property of Sellers that relates to the Sellers Technology;

(c)                                  All of Sellers’ right, title and interest in and to (whether arising under common law or pursuant to registration thereof under applicable Law) all Trademarks, including good will associated with such Trademarks, service marks, and trade names, related to the Sellers Technology and all licenses therefor; all other trademark rights (including trade dress and other names, marks and slogans) related to the Sellers Technology; all statutory, common law and registered copyrights related to the Sellers Technology; and all applications for any of the foregoing;

(d)                                 All of Sellers’ right, title and interest in and to all patents and patent applications related to the Sellers Technology and in and to all inventions, discoveries, improvements, processes, formulae (secret or otherwise), data, confidential information, engineering, technical and shop drawings, specifications, trade secrets, know-how and ideas, related to the Sellers Technology (whether patentable or not), all licenses therefor, and all drawings, records, books or other indicia, however evidenced, of the foregoing;

(e)                                  All of Sellers’ rights under all the Sellers Permits or any pending applications relating to the Sellers Permits;

(f)                                    All of Sellers’ customer, distributor, supplier and mailing lists relating to the Sellers Technology;

(g)                                 All of Sellers’ rights with respect to the contracts listed on Schedule B hereto (the “Assigned Contracts”);

(h)                                 All of Sellers’ rights with respect to any confidentiality, nondisclosure, nonsolicitation and noncompetition agreements with any of Sellers’ consultants, independent contractors, employees or former employees in favor of either Seller or relating to the Sellers Technology;

(i)                                     All of Sellers’ files, plans, correspondence, lists, drawings, notebooks, specifications, creative materials, studies, credit and customer data, reports, equipment repair, source codes, maintenance or service records relating to, or evidencing the rights of Sellers in, the Sellers Technology which are electronically stored (the “Electronic Records”); and

(j)                                     All of Sellers’ advertising and promotional materials, and marketing materials relating to, or evidencing the rights of the Sellers in, the Sellers Technology, whether written or electronically stored or otherwise recorded in writing.

2.2                               Assumption of Liabilities. In connection with its acquisition of the Acquired Assets, at the Closing Buyer will assume any the Liabilities of Sellers under the Assigned Contracts, in each case arising after the Closing, other than any Liabilities attributable or related to any failure of either Seller to comply with the terms thereof or Liabilities which are not apparent on the face of the Assigned Contracts and which were not disclosed to Buyer in the Disclosure Letter (the “Assumed Liabilities”).

2.3                               No Assumption of Other Liabilities. Buyer will not assume or perform any Liabilities of Sellers not specifically provided in Section 2.2 hereof (the “Excluded Liabilities”).

2.4                               Assignment of Assets. Subject to the terms and conditions of this Agreement, the parties acknowledge and agree that on the Closing Date, Sellers shall sell, transfer, assign and convey the Acquired Assets and Assumed Liabilities to Buyer and Buyer shall acquire and accept the Acquired Assets and Assumed Liabilities from Sellers. Notwithstanding any allocations provided by this Agreement, the sale of the Acquired Assets to, and the assumption of Assumed Liabilities by, Buyer contemplated by this Agreement is not severable, and the Acquired Assets may only be sold to Buyer in their entirety in the manner and as provided by this Agreement.

2.5                               Purchase Price. In addition to the assumption of the Assumed Liabilities, the purchase price for the Acquired Assets (the “Purchase Price”) shall consist of Eight Million Eight Hundred Thousand Dollars ($8,800,000) and 14,000,000 shares of Buyer Stock.

Article 3
CLOSING

3.1                               Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210, at 10:00 a.m. Boston time, on a date to be specified by the parties, which shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Article 7, or at such other time, date and location as the parties shall agree in writing (the “Closing Date”).

3.2                               Sellers’ Deliveries at the Closing. At the Closing, Sellers shall deliver to Buyer the certificates, instruments and other agreements contemplated by Article 7. Simultaneously with such delivery, Sellers shall put the Buyer in possession and operating control of the Acquired Assets, free and clear of all Encumbrances.

3.3                               Buyer’s Deliveries at the Closing. At the Closing, Buyer shall deliver the Purchase Price as provided in Section 2.5 to NetYantra Delaware on behalf of both Sellers or as directed in writing by NetYantra Delaware on behalf of both Sellers no later than three (3) business days prior to the Closing Date, and Buyer shall deliver to NetYantra Delaware on behalf of both Sellers the certificates, instruments and other agreements contemplated by Article 7. The shares of Buyer Stock to be issued as a portion of the Purchase Price shall be issued in the name of NetYantra Delaware.

3.4                               Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets as set forth on Schedule C. Sellers and the Buyer shall use such allocation in all of their respective Tax Returns.

Article 4
REPRESENTATIONS AND WARRANTIES AS TO SELLERS

Each Seller jointly and severally represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in the Disclosure Letter of Sellers (referencing the appropriate section and paragraph numbers of this Agreement), on the date hereof and as of the Closing, as though made at the Closing, as follows:

4.1                               Corporate Status. NetYantra Delaware is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. NetYantra India is a corporation duly organized, validly existing and in good standing under the Laws of India, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Each Seller is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary.

4.2                               Subsidiaries. All of the capital stock of NetYantra India is owned by NetYantra Delaware. Other than NetYantra Delaware’s ownership of NetYantra India, neither Seller owns, directly or indirectly, any capital stock of, or any equity or voting interest of any nature in, any Person.

4.3                               Authority for Agreement; Noncontravention.

(a)                                  Authority. Each Seller has the corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which each Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and the stockholders of each Seller, and no other corporate proceedings on the part of either Seller are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which each Seller is a party have been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby are subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law) (collectively, the “Equitable Qualifications”). At or before the Closing, the other agreements contemplated hereby to be executed and delivered by each Seller at or before the Closing (including the Ancillary Agreements to which such Seller is  a party) will have been executed and delivered by each Seller, and, upon such execution and delivery, will constitute valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, subject to the Equitable Qualifications.

4.4                               No Conflict. Neither the execution and delivery of this Agreement or the Ancillary Agreements by either Seller, nor the performance by either Seller of its obligations hereunder and thereunder, nor the consummation by either Seller of the transactions contemplated hereby or thereby will (i) conflict with or result in a violation of any provision of the certificate of incorporation or by-laws of either Seller or (ii) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which either Seller is a party or by which either of them or any of their respective assets or properties is bound or which is applicable to any of them or any of their respective assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement or the Ancillary Agreements by Sellers or the consummation by either Seller of the transactions contemplated hereby and thereby.

4.5                               Title to Assets.

(a)                                  Sellers have good and marketable title to all of the Acquired Assets. None of the Acquired Assets is subject to any Encumbrance.

(b)                                 Sellers are the sole owners of the Acquired Assets.

(c)                                  Sellers have the right to bring actions for infringement, dilution, misappropriation or other violation of the Sellers Technology. The Sellers Technology does not infringe, dilute, misappropriate or otherwise violate the proprietary or Intellectual Property Rights of any other Person, including without limitation rights of privacy or publicity and moral rights, or constitute unfair competition or trade practices under the Laws of any jurisdiction.

(d)                                 None of the Acquired Assets were developed in the course of or pursuant to a sponsored research or other agreement, nor did the development of any of the Acquired Assets involve (i) any research sponsored by any institution, (ii) any students of any institution, or (iii) any employees of any institution.

4.6                               Liabilities. There are no liabilities or obligations, fixed, accrued, contingent or otherwise (collectively, “Liabilities”) with respect to the Acquired Assets, except as disclosed in Section 4.6 of the Disclosure Letter.

4.7                               Compliance with Laws. Sellers are and at all times have been in compliance in all material respects with each Law that is or was applicable to Sellers, the conduct or operation of its business, the ownership or use of any of the Acquired Assets, the execution and delivery of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby, including any Laws relating to privacy and the use and protection of personal and private information and data. No event has occurred or circumstance exists that (with or without notice or lapse of time or otherwise) (a) is reasonably likely to constitute or result in a violation by either Seller of, or a failure on the part of either Seller to comply with, any Law, or (b) is reasonably likely to give rise to any obligation on the part of either Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Neither Seller has received any notice or other communication from any Governmental Entity or any other Person regarding (y) any actual, alleged or potential violation of, or failure to comply with, any Law, or (z) any actual, alleged or potential obligation on the part of either Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

4.8                               Permits. Set forth in Section 4.8 of the Disclosure Letter is a true and complete list of all Permits with respect to the ownership, possession and operation of the Acquired Assets (the “Sellers Permits”). The Sellers Permits are the only Permits either Seller is required to have in connection with the ownership, possession and operation of the Acquired Assets. All Sellers Permits are valid and in full force and effect. Each Seller and the conduct of the business of each Seller are and have been in compliance with the respective material requirements, conditions and provisions of the Sellers Permits, and no Seller has received any notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Sellers Permit.

4.9                               Litigation and Audits. There is no investigation by any Governmental Entity with respect to either Seller or the Acquired Assets pending or, to the knowledge of Sellers, threatened, nor has any Governmental Entity indicated to either Seller an intention to conduct the same. There is no claim, action, suit, arbitration or proceeding pending or, to the knowledge of either Seller, threatened against or involving either Seller or the Acquired Assets, or any of their respective assets or properties, at Law or in equity, or before any arbitrator or Governmental Entity. To the knowledge of Sellers, there is no investigation or proceeding by any Governmental Entity or other third party with respect to any customer of either Seller that is pending or threatened and that could, if determined adversely to such customer, result in the assertion by such customer of a claim relating to the Acquired Assets. There are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against either Seller.

4.10                        Tax Matters. Each Seller has timely filed with the appropriate Tax authorities all Tax Returns required to have been filed by it, and has paid all Taxes due as reflected on said returns. There is no pending dispute with any Tax authority relating to any Tax Return of either Seller which, if determined adversely to either Seller, would result in the assertion by any Tax authority of any valid Tax deficiency, and Sellers have no knowledge of a proposed liability for any Tax to be imposed. There are no Tax liens on any of the Acquired Assets and there is no basis for the assertion of any such Tax liens. Neither Seller has any Liability for the Taxes of any Person under Regulation §1.1502-6 of the Code (or any similar provision of Law), as a transferee or successor, by contract, or otherwise. The Buyer will not be liable for any unpaid Taxes of either Seller or any Taxes relating to the ownership or operation of the Acquired Assets prior to the Closing Date.

4.11                        No Broker’s or Finder’s Fees. Except as set forth in Section 4.11 of the Disclosure Letter, neither Seller has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

4.12                        Intellectual Property.

(a)                                  Section 4.12(a) of the Disclosure Letter sets forth a true and complete list of all Sellers Technology consisting of patents, Trademarks, trade names, service marks, registered copyrights, domain name registrations and any applications for any of the foregoing.

(b)                                 Section 4.12(b) of the Disclosure Letter sets forth a true and complete list of each license, sublicense, consent and other agreement to which either of the Sellers is a party (whether written or otherwise) pertaining to the Sellers Technology, including without limitation each agreement relating to the distribution or licensing of Sellers Technology.

(c)                                  Sellers have the full right to sell, transfer and assign all of the Sellers Technology to Buyer, free from any claims of third parties, except as set forth on Section 4.12(c) of the Disclosure Letter. Except as set forth in Section 4.12(c) of the Disclosure Letter, the Sellers Technology consists solely of materials, items and rights which are owned by Sellers. The Sellers Technology contains no viruses, worms or other malicious code and no codes, instructions, software locks or other mechanisms that could be used by either of the Sellers or any other Person to damage, disable, incapacitate, impair the operation of, or remotely access the Sellers Technology or any component thereof.

(d)                                 Neither Seller nor, to the knowledge of Sellers, any other party is in breach (or any event or condition that with the passage of time or the giving of notice, or both, would become a breach) of or default or event of default (or any event or condition that with the passage of time or the giving of notice, or both, would become a default or an event of default) under any license, sublicense, consent or other agreement pertaining to any Sellers Technology, and each such license, sublicense, consent or other agreement is in full force and effect. There are no contracts, license or agreements between either of the Sellers and any other person with respect to any Sellers Technology under which there is any dispute known to Sellers regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by either of the Sellers thereunder.

(e)                                  To the extent that any works of authorship, materials, products, technology or software have been developed or created independently or jointly by any Person other than Sellers for which either of the Sellers has directly or indirectly paid, such Seller has a written agreement with such Person with respect thereto, and such Seller thereby has obtained ownership of, and is the exclusive owner of, all of such Person’s Intellectual Property Rights therein or thereto by operation of Law or by valid assignment. In each case in which a Seller has acquired ownership of any Sellers Technology from any Person, such Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer from such Person all of such

Person’s rights in such Sellers Technology (including the right to seek past and future damages with respect thereto) to such Seller.

(f)                                    The Sellers Technology does not (i) infringe, dilute, misappropriate, or otherwise violate (A) to the knowledge of Sellers, the patents of any other Person or (B) any other proprietary or Intellectual Property Rights of any other Person, including without limitation rights of privacy or publicity and moral rights, or (ii) constitute unfair competition or trade practices under the Laws of any jurisdiction. Neither Seller has any pending claim that any other Person has infringed, diluted, misappropriated or otherwise violated any Sellers Technology, and neither Seller knows of any basis for such a claim. Sellers have not agreed to or assumed any obligation or duty to indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission to any other Person with respect to the infringement, dilution, misappropriation or other violation of the Intellectual Property Rights of that or any other Person. No Sellers Technology is subject to any outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by either of the Sellers.

(g)                                 The patents, Trademarks and service mark registrations, copyright registrations, and domain name registrations, if any, indicated in Section 4.12(a) of the Disclosure Letter are, to Sellers’ knowledge, valid and in full force, held of record in the name of Seller free and clear of all liens and other claims, and not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity.

(h)                                 Except as set forth in Section 4.12(h) of the Disclosure Letter, Sellers have taken commercially reasonable steps to protect Sellers’ rights in material trade secrets, know-how or other confidential or proprietary information of Sellers or provided by any other Person to Sellers. Except as set forth in Section 4.12(h) of the Disclosure Schedule, Sellers have entered into agreements with all of their respective consultants, independent contractors, employees and former employees, providing the Company with title and ownership to the Sellers Technology and agreeing to maintain the confidentiality of the Sellers Technology and the other confidential information of Sellers. To the knowledge of Sellers, none of the material trade secrets, know-how or other confidential or proprietary information of either of the Sellers has been disclosed to any Person unless such disclosure was necessary, and was made pursuant to an appropriate confidentiality agreement. Sellers have not disclosed the Sellers Technology to any other Person other than those mentioned in the foregoing sentence. To the knowledge of Sellers, no officer, employee or consultant of either of the Sellers is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such officer, employee or consultant with either of the Sellers.

(i)                                     Except as set forth in Section 4.12(i) of the Disclosure Letter, none of the Sellers Technology constitutes or is dependent on any open source computer code subject to the GNU Public License or any similar open source licensing scheme, and none of the Sellers Technology is subject to any license or other contractual obligation that would require either of the Sellers to divulge to any Person any source code or trade secret that is part of the Sellers Technology.

(j)                                     None of the Acquired Assets are subject to any license, agreement, restriction or other arrangement that would limit the use by Buyer or its designees of the

Acquired Assets for any purpose or purposes. Following the Closing, Buyer will be able to use or authorize others to use the Acquired Assets without any infringement or conflict with the rights of others. All of the rights of Sellers in and to the Acquired Assets are freely assignable in the Sellers’ respective names, including the right to create derivative works, and neither Seller is under any obligation to obtain any approval or consent for use of any of the Acquired Assets, and the Buyer will have no such obligation following the Closing.

(k)                                  The Electronic Records contain all of the Sellers’ files, plans, correspondence, lists, drawings, notebooks, specifications, creative materials, studies, credit and customer data, reports, equipment repair, source codes, maintenance or service records relating to, or evidencing the rights of the Sellers in, the Sellers Technology necessary to enable Buyer to use, market, exploit, develop, revise, modify, upgrade, maintain, distribute, license, sell or otherwise dispose of the Seller Technology.

4.13                        Agreements, Contracts and Commitments. Set forth in Section 4.13 of the Disclosure Letter is a complete and accurate list of all material agreements, contracts and commitments by which the Acquired Assets are bound or which are otherwise applicable to the Acquired Assets (collectively, the “Sellers Contracts”). Sellers have delivered to the Buyer true, correct and complete copies of all Sellers Contracts. All Sellers Contracts are valid and in full force and effect, enforceable against and by the applicable Seller in accordance with their respective terms. No default has occurred which (whether with or without notice, lapse in time, or both, or the happening or the occurrence of any other event) would constitute an event of default by Sellers under any Sellers Contract, and no notice has been received by any Seller claiming any such default by any Seller or indicating the intention of any other party thereto to amend, modify, rescind or terminate any Sellers Contract, and neither Seller has waived any right under or with respect to any such Sellers Contract. To the Sellers’ knowledge, no other parties to any Sellers Contract are in default thereunder, and there has not occurred any event or condition which (whether with or without notice, lapse of time, or both) constitutes a basis of force majeure or other claim of excusable delay or nonperformance by any Person under any Sellers Contract. Except as set forth in Section 4.13 of the Disclosure Letter, the Assigned Contracts are assignable to the Buyer without the consent of the other party or parties thereto.

4.14                        Full Disclosure. Neither this Agreement, including the Disclosure Letter, nor any written statement, report or other document furnished or to be furnished by either Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains, or will contain, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not false or misleading. To the knowledge of Sellers, there is no fact which has not been disclosed to Buyer in writing that materially adversely affects, or so far as either Seller can now foresee will materially adversely affect, (a) the ability of either Seller to perform this Agreement and carry out the transactions contemplated hereby or (b) the Acquired Assets.

4.15                        Investment in Buyer Stock.

(a)                                  NetYantra Delaware is an accredited investor as defined in Rule 501 under the Securities Act. NetYantra Delaware (together with NetYantra Delaware’s financial and other advisors, if any) has such knowledge and expertise in financial and business matters that NetYantra Delaware is capable of evaluating the merits and risks of the sale of the Acquired Assets for consideration consisting in part of shares of Buyer Stock pursuant to this Agreement and of protecting NetYantra Delaware’s interests in connection therewith. NetYantra Delaware has the ability to bear the economic risk of the investment in Buyer Stock.

(b)                                 NetYantra Delaware has reviewed the Buyer Filings and has had an opportunity to discuss Buyer’s business, management and financial affairs with Buyer’s management.

(c)                                  NetYantra Delaware is acquiring shares of Buyer Stock for NetYantra Delaware’s own account and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable law, and NetYantra Delaware has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of applicable law. NetYantra Delaware understands that the shares of Buyer Stock to be received by NetYantra Delaware pursuant to this Agreement have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of NetYantra Delaware’s investment intent and the accuracy of NetYantra Delaware’s representations, warranties and covenants as expressed herein. NetYantra Delaware understands that the shares of Buyer Stock to be received by NetYantra Delaware pursuant to this Agreement are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such shares may be resold without registration under the Securities Act only in certain limited circumstances. NetYantra Delaware acknowledges that the shares of Buyer Stock must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. NetYantra Delaware is aware of the provisions of Rule 144 under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

(d)                                 NetYantra Delaware agrees that in no event shall NetYantra Delaware transfer any of the shares of Buyer Stock received by NetYantra Delaware pursuant to this Agreement prior to the second anniversary of the Closing Date, except pursuant to an effective registration under the Securities Act as contemplated by the Registration Rights Agreement.

(e)                                  Without in any way limiting the representations set forth above, NetYantra Delaware further agrees not to make any disposition of all or any portion of the shares of Buyer Stock received by NetYantra Delaware pursuant to this Agreement unless and until:

(1)                                  there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(2)                                  NetYantra Delaware (i) shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a reasonably detailed statement of the circumstances surrounding the proposed disposition and (ii) if requested by Buyer, shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration under the Securities Act.

(f)                                    It is understood that each certificate representing shares of Buyer Stock received by NetYantra Delaware pursuant to this Agreement shall bear legends substantially to the following effect (in addition to any legend required under applicable state securities laws):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

“THE TRANSFER OF THESE SECURITIES IS RESTRICTED PURSUANT TO AN AGREEMENT BETWEEN THE RECORD HOLDER AND THE COMPANY.”

(g)                                 NetYantra Delaware understands that since NetYantra Delaware or the stockholders of NetYantra Delaware may be “affiliates” of Buyer, any transfer or disposition of the shares of Buyer Stock may be made only in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act, unless there is available for such transfer or disposition an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. NetYantra Delaware agrees not to transfer any of the shares of Buyer Stock received pursuant to this Agreement except in compliance with the provisions of Rule 145(d), an effective registration statement under the Securities Act or a valid exemption from the registration requirements of the Securities Act. Buyer shall be entitled to rely on certifications delivered by NetYantra Delaware and a registered broker-dealer of recognized standing that any transfer or disposition of shares of Buyer Stock received pursuant to this Agreement will be effected in conformity with the applicable provisions of Rule 145(d)(1).

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

5.1                               Corporate Status of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

5.2                               Authority. Buyer has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Equitable Qualifications. At or before the Closing, the other agreements contemplated hereby to be executed and delivered by Buyer at or before the Closing will have been executed and delivered by Buyer, and, upon such execution and delivery, will constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the Equitable Qualifications.

5.3                               No Conflict. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer of its obligations hereunder, nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the charter documents or by-laws of Buyer, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Buyer is a party or by which either of them or any of their respective assets or properties is bound or which is applicable to either of them or any of their assets or properties, except where the conflict, violation, breach, default, acceleration, termination, failure to give notice or Encumbrance would not have a Buyer Material Adverse Effect. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for (i) the filing of one or more Current Reports on Form 8-K with the SEC, and the filing of similar notifications, applications, documents and information with anti-competition authorities of foreign jurisdictions, and (ii) such other authorizations, consents, approvals, filings and notices which, if not obtained or made, would not prevent or materially delay the consummation of the transactions contemplated hereby.

5.4                               No Broker’s or Finder’s Fees. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

5.5                               Reports with the SEC. Buyer has furnished Sellers (unless otherwise available on EDGAR) with complete and accurate copies of its annual report on Form 10-KSB for its two most recent fiscal years, all other reports or documents required to be filed by Buyer pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the most recent annual report on Form 10-KSB and its most recent annual report to its stockholders (the “Buyer Filings”). Such reports and filings did not as of the time they were filed contain any material false statements or any misstatement of any material fact and did not omit to state any fact necessary to make the statements set forth therein not false or misleading, except to the extent corrected prior to the date hereof by a report subsequently filed by Buyer with the SEC. Buyer has made all filings with the SEC which it is required to make, and Buyer has not received any request from the SEC to file any amendment or supplement to any of the reports described in this paragraph.

Article 6
ADDITIONAL AGREEMENTS

6.1                               Exclusivity. From and after the date of this Agreement until the earlier of the Closing and termination of this Agreement in accordance with Article 9 hereof (the “Exclusivity Period”), Sellers will not, directly or indirectly, through any of their respective directors, officers, employees, Affiliates or agents, or otherwise, take any action to solicit, initiate, seek, entertain, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding any acquisition of the Acquired Assets. Sellers agree that, in no event, will either of Sellers accept or enter into an agreement concerning any such third party acquisition transaction during the Exclusivity Period. Sellers will notify Buyer immediately after receipt by any director or officer of Sellers, or by any Affiliate, employee or agent to which either of Sellers has knowledge, at any time during the Exclusivity Period of (i) any unsolicited proposal for, or inquiry respecting, any third party acquisition transaction involving the Acquired Assets or (ii) any request for nonpublic information in connection with such a proposal or inquiry, or for access to the properties, books or records of Sellers by any Person that informs either Seller that it is considering making, or has made, such a proposal or inquiry. Such notice to Buyer will indicate the identity of the Person making the proposal or inquiry but need not specify the terms and conditions of such proposal or inquiry. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.1 by any director, officer, employee, Affiliate or agent of Sellers shall be deemed to be a breach of this Section 6.1 by Sellers.

6.2                                 Regulatory Filings.

(a)                                  As promptly as practicable after the execution of this Agreement, each of Buyer and Sellers will prepare and file any filings required to be filed by it under the Exchange Act, the Securities Act or any other Laws relating to the transactions contemplated by this Agreement (the “Regulatory Filings”). Buyer and Sellers each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 6.2.

(b)                                 To the extent permitted by Law, each of Buyer and Sellers will notify the other promptly upon the receipt of any comments from any government official in connection with any filing made pursuant hereto and of any request by any government official for amendments or supplements to any Regulatory Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and any government officials, on the other hand, with respect to any Regulatory Filing. Each of Buyer and Sellers will cause all documents that it is responsible for filing with regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Regulatory Filing, Buyer or Sellers, as the case may be, will, to the extent permitted by Law, promptly inform the other of such occurrence and cooperate in filing such amendment or supplement with any government official.

(c)                                  From and after the date of this Agreement and continuing after the Closing, Sellers agree to cooperate fully with Buyer, so as to enable Buyer to make all Regulatory Filings, including, without limitation, cooperating fully with Buyer’s auditors, providing access and information relating to the Acquired Assets and the transactions contemplated by this Agreement to Buyer’s auditors, and providing any representations requested by Buyer’s auditors or otherwise requested in connection with the Regulatory Filings or any other filings required to be filed by Buyer under the Exchange Act, the Securities Act or any other applicable Laws.

6.3                               Confidentiality; Access to Information.

(a)                                  The parties acknowledge that NetYantra Delaware and Buyer have previously executed a confidentiality agreement, dated as of September 7, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect following the execution of this Agreement. NetYantra India agrees that it will be bound by the same terms of the Confidentiality Agreement as NetYantra Delaware.

(b)                                 Throughout the period prior to the earlier of the Closing or the termination of this Agreement pursuant to its terms, Sellers will afford Buyer and Buyer’s accountants, counsel and other representatives full and complete access, during regular business hours and upon reasonable notice, to the properties, books, records and personnel of Sellers to obtain all information concerning Acquired Assets and the transactions contemplated by this Agreement and the Ancillary Agreements as Buyer may reasonably request, and shall use reasonable efforts to cause their representatives and independent public accountants to furnish to Buyer such additional financial and operating data and other information as Buyer may reasonably request. No information or knowledge obtained by Buyer in any investigation pursuant to this Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

6.4                               Public Announcements. Buyer shall have sole control of the content and timing of any press release or other public disclosure of information concerning the transactions contemplated by this Agreement (including the negotiations with respect to the transactions contemplated by this Agreement and the terms and existence of this Agreement).

6.5                               Expenses. Each party hereto shall be responsible for its own costs and expenses in connection with the negotiation, preparation or performance of this Agreement and the consummation of the transactions contemplated hereby, including fees and disbursements of consultants, investment bankers and other financial advisors, brokers and finders, counsel and accountants, whether or not the transactions contemplated by this Agreement shall be consummated.

6.6                               Notification. From the date hereof until the Closing, Sellers may disclose to Buyer in writing (in the form of an updated Disclosure Letter executed by the President and Chief Executive Officer of each Seller) any variances from the representations and warranties contained in Article 4, resulting solely from events, occurrences or state of facts arising after the date hereof. Unless Buyer provides Sellers with a termination notice pursuant to Article 9 (to the extent applicable) prior to the Closing following delivery by Sellers of an updated Disclosure Letter pursuant to this Section 6.6, Buyer shall be deemed to have accepted the updated Disclosure Letter for all purposes under this Agreement, including for indemnification under Article 8.

6.7                               Further Assurances. Subject to terms and conditions herein provided, each of the parties, severally and not jointly, agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (a) Buyer and each of the Sellers, severally and not jointly with respect to the Buyer on the one hand and the Sellers on the other, will use commercially reasonable efforts to obtain all approvals, authorizations, consents and waivers from, and give all notices to, any public or private third parties that are necessary on its part in order to consummate the transactions contemplated hereby, (b) Buyer will use commercially reasonable efforts to cause the conditions set forth in Sections 7.1 and 7.3 to be satisfied, and (c) each Seller will use commercially reasonable efforts to cause the conditions set forth in Sections 7.1 and 7.2 to be satisfied. Notwithstanding the generality of the foregoing, following execution of this Agreement, the parties will use commercially reasonable efforts to negotiate and agreed on the terms of the Ancillary Agreements and all other documents required to be executed and delivered by any party hereto at the Closing.

Article 7
CONDITIONS PRECEDENT

7.1                               Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a)                                  No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the transactions contemplated by this Agreement shall be in effect (each party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding with a reasonable likelihood of success shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated by this Agreement.

(b)                                 Illegality. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state or federal government agency that would prohibit or materially restrict the consummation of the transactions contemplated by this Agreement.

7.2                               Conditions Precedent to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)                                  Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct on and as of the Closing, with the same force and effect as if made on and as of the Closing.

(b)                                 Agreements and Covenants. Each Seller shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing.

(c)                                  Officer’s Certificate. Buyer shall have received a certificate, dated the date of the Closing and signed by the President of each Seller, to the effect set forth in Sections 7.2(a) and 7.2(b).

(d)                                 Legal Opinion. Buyer shall have received an opinion from United States  and Indian legal counsel to Sellers, in forms that are satisfactory to Buyer in its sole discretion.

(e)                                  License and Revenue Agreement. Sellers shall have entered into an agreement relating to (i) the licensing of the Sellers Technology to the Sellers for the limited purposes set forth in such agreement and (ii) the revenues relating to such licensed activities, in a form agreed by the parties hereto prior to the Closing (the “License and Revenue Agreement”). Without limiting the foregoing, the parties agree that the License and Revenue Agreement shall provide that in the event that the Buyer ceases operations, subject to applicable law, Buyer shall grant Sellers a non-exclusive, royalty-free license to market and distribute the Seller Technology to customers solely in those countries in which Buyer shall not have then granted exclusive license or distribution rights to any party with respect to any part of the Seller Technology.

(f)                                    Services Agreement. Sellers shall have entered into an agreement relating to the provisions of engineering services by Sellers to Buyer for the technical support and development of the Sellers Technology following Closing in a form agreed by the parties hereto prior to the Closing (the “Services Agreement”).

(g)                                 Executive Employee Agreements. Each of the individuals listed on Schedule D (the “Executives”) shall have entered into executive employee agreements with Buyer in the form agreed by Buyer and each of Executives prior to the Closing (the “Executive Employee Agreements”).

(h)                                 Registration Rights Agreement. Sellers shall have entered into an agreement relating to the registration of the shares of Buyer Stock being issued pursuant to this Agreement, in the form agreed by the parties hereto prior to the Closing (the “Registration Rights Agreement”).

(i)                                     Third Party Consents. All third party consents or approvals listed in Section 4.13 of the Disclosure Letter shall have been obtained by Sellers and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

(j)                                     Diligence. Buyer shall have received all information about the Acquired Assets as Buyer may have reasonably requested and Buyer shall be satisfied with the results of its investigations.

(l)                                     Distribution Agreement. The Distribution and Marketing Agreement, dated as of August 11, 2004, between the Sellers and Buyer shall have been terminated in all respects.

(m)                               Software Escrow Agreement. The Escrow Agreement, dated as of January 24, 2006, by and among the Seller, Buyer and Iron Mountain Intellectual Property Management, Inc. shall have been terminated in all respects.

(n)                                 Funding. Buyer shall have obtained funding in an aggregate amount in excess of $10,000,000 through the sale of equity securities and such funding is by its terms available for use to pay the Purchase Price under Section 2.5.

7.3                               Conditions to Obligation of Sellers. The obligation of each of Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)                                  Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing, except to the extent that any such inaccuracies, individually or in the aggregate, would not have a Buyer Material Adverse Effect, with the same force and effect as if made on and as of the Closing.

(b)                                 Agreements and Covenants. Buyer shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing.

(c)                                  Officer’s Certificate. Seller shall have received a certificate, dated the date of the Closing and signed by the President and Chief Executive Officer of Buyer, to the effect set forth in Sections 7.3(a) and 7.3(b).

(d)                                 Legal Opinion. Buyer shall have received an opinion from Foley Hoag LLP, counsel to Buyer, in a form reasonably satisfactory to Sellers.

(e)                                  License and Revenue Agreement. Buyer shall have entered into the License and Revenue Agreement.

(f)                                    Services Agreement. Buyer shall have entered into the Services Agreement.

(g)                                 Executive Employee Agreements. Buyer shall have entered into the Executive Employee Agreements.

(h)                                 Registration Rights Agreement. Buyer shall have entered into the Registration Rights Agreement.

(j)                                     Distribution Agreement. The Distribution and Marketing Agreement, dated as of August 11, 2004, between the Sellers and Buyer shall have been terminated in all respects.

(k)                                  Software Escrow Agreement. The Escrow Agreement, dated as of January 24, 2006, by and among the Sellers, Buyer and Iron Mountain Intellectual Property Management, Inc. shall have been terminated in all respects.

(l)                                     EMS Tag Along Agreement. Executive Management Services Limited (“EMS”) shall have entered into an agreement with NetYantra Delaware in which EMS agrees to grant NetYantra Delaware certain tag along rights in connection with a sale by EMS of shares of Buyer Stock in a form reasonably satisfactory to the Sellers.

Article 8
INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

8.1                               Agreement to Indemnify.

(a)                                  Buyer Claims. Subject to the terms and conditions of this Article 8, the Sellers hereby jointly and severally agree to indemnify, defend and hold harmless Buyer and each of its subsidiaries and each of their respective directors, officers, agents and Affiliates (collectively, the “Buyer Group”) from and against any loss, liability, damage, cost or expense (including costs and reasonable attorneys’ fees and disbursements) suffered, incurred or paid by any member of the Buyer Group (collectively, all such amounts are hereinafter referred to as “Buyer Claims”) as a result of or arising from (i) any breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement or in any other agreement, certificate or other document among or between the parties contemplated by or referred to herein or (ii) any Excluded Liabilities.

(b)                                 Benefit of Buyer Group. With respect to any member of the Buyer Group other than Buyer, Sellers acknowledge and agree that Buyer is contracting on its own behalf and for such member and Buyer shall obtain and hold the rights and benefits provided for in this Section 8.1 in trust for and on behalf of such member.

8.2                               Survival. All representations, warranties, covenants and agreements made by any party in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of any other party.

8.3                               Process of Indemnification for Buyer Claims.

(a)                                  Recovery by Buyer. In seeking to collect the amount of any Buyer Claim that a member of the Buyer Group has established and is entitled to indemnification hereunder, Buyer shall first give Sellers written notice of such Buyer Claim. Such notice shall contain a reasonably detailed summary of the basis for the Buyer Claim and the provision or provisions of this Agreement under which such indemnification is sought. If Sellers do not dispute the basis or amount of any Buyer Claim within 30 days of receiving written notice thereof, Buyer shall have the right promptly to recover indemnity as and to the extent provided herein. If either Seller disagrees with the basis for or amount of the Buyer Claim, then within 30 days of receiving written notice thereof, such Seller shall give notice to Buyer of such disagreement and, in that case, Buyer shall have the right promptly to recover indemnity for any undisputed amount as and to the extent provided herein, but shall have no right to recover indemnity for any disputed amount hereunder until such time, if at all, as (a) a court of competent jurisdiction issues a final, non-appealable order specifying the amount of Buyer’s recovery, in which case Buyer shall have the right promptly to recover the amount so specified (subject to the limitations contained in this Article 8) or (b) Buyer and Sellers agree in writing to the amount of Buyer’s recovery, in which case Buyer shall have the right promptly to recover the amount so agreed.

(b)                                 Third-Party Buyer Claims. Buyer agrees to notify Sellers promptly of any claims asserted by third parties that, in the opinion of Buyer, are reasonably likely to give rise to indemnification hereunder (“Third-Party Buyer Claims”), provided that Buyer’s failure to notify will not affect its right to indemnification hereunder except to the extent that the indemnifying parties are prejudiced thereby. Buyer shall permit Sellers to assume the defense of any such Third-Party Buyer Claim and to select counsel to conduct the defense of such Third-Party Buyer Claim, which counsel shall be subject to the prior written approval of Buyer (whose approval shall not be unreasonably withheld). Buyer may participate in such defense at its own expense; provided, however, that the indemnifying parties shall pay such expense if Buyer shall reasonably conclude that there is a substantial probability of a conflict between the positions of the indemnifying parties and Buyer in conducting the defense of any such Third-Party Buyer Claim or that there may be legal defenses available to it that are different from or additional to those available to the indemnifying parties. Buyer agrees that it will not settle any Third-Party Buyer Claims without the consent of Sellers, which consent shall not be unreasonably withheld or delayed. Buyer further agrees that if both Sellers wish to enter into a settlement with respect to a Third-Party Buyer Claim on terms reasonably acceptable to Buyer, Buyer will cooperate in such settlement, provided that such settlement includes, as an unconditional term thereof, the giving by the third party to Buyer of a release from all liability in respect of such Third-Party Buyer Claim.

Article 9
TERMINATION

9.1                               Termination Events. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)                                  by mutual written consent of Buyer and Sellers;

(b)                                 by Buyer if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of either Seller and such breach has not been cured within ten (10) business days after written notice to the applicable Seller (provided, that Buyer is not in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.2(a) or Section 7.2(b) hereof, as the case may be, will not be satisfied;

(c)                                  by Sellers if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within (10) ten business days after written notice to Buyer (provided, that neither Seller is in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.3(a) or Section 7.3(b) hereof, as the case may be, will not be satisfied;

(d)                                 by Buyer or either Seller if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity which would make consummation of the transactions contemplated by this Agreement illegal or which would prohibit Buyer’s ownership or operation of the Acquired Assets, or compel Buyer to dispose of or hold separate all or a material portion of the business or assets of Sellers or Buyer as a result of the transactions contemplated by this Agreement; or

(e)                                  by Buyer or either Seller if the transactions contemplated by this Agreement shall not have been consummated within ninety (90) days of the date of this Agreement.

Where action is taken to terminate this Agreement pursuant to this Section 9.1, such action shall be authorized by the board of directors of the party taking such action.

9.2                               Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Sellers or their respective directors, officers, employees, stockholders, Affiliates or agents, except to the extent that a party hereto is in willful breach of any of its representations or warranties set forth in this Agreement, or in breach of any of its covenants or agreements set forth in this Agreement; provided, however, that the provisions of Sections 6.3(a) and 6.5 hereof and Article 9 and Article 10 hereof shall remain in full force and effect and survive any termination of this Agreement.

Article 10
MISCELLANEOUS

10.1                        Amendments and Supplements. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by Buyer and each Seller.

10.2                        Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at Law or in equity.

10.3                        Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of The State of Delaware, without regard to its principles of conflicts of laws.

10.4                        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To Buyer:

405 Park Avenue, Suite 801
New York, New York 10022
Attn: President
Fax: 212-832-7563

With a copy (which shall not constitute notice to Buyer) to:

Vaughn & Associates
639 Granite Street
Braintree, Massachusetts 02184
Attn: George R. Vaughn
Fax: 781-356-0957

and to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
Attn: Paul Bork, Esq.
Fax: 617-832-7000

To either Seller:

NetYantra Inc.
Suite 102, #327
5200, NW 43rd Street,
Gainesville, Florida 32606
Attn: President
Fax: 281-754 4059

with a copy to:

NetYantra India Pvt. Ltd
3rd Floor, Jaysynth Centre Plot No 6
Sector 24, Turbhe,
Navi Mumbai 400705
India
Attn: Vinod Sankar
Fax: +91 22 2783 2624

10.5                        Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party hereto acknowledges that, in entering into this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements, certificates and other documents among or between the parties contemplated by or referred to herein.

10.6                        Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer upon any Person other than the parties hereto and members of the Buyer Group (and such parties’ and members’ respective successors, assigns, heirs and legal representatives) any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of Law or otherwise, without the written consent of all parties hereto.

10.7                        Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

10.8                        Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as an agreement under seal as of the date first above written.

Vistula Communications Services, Inc.

/s/ Rupert Galliers-Pratt
By:	Rupert Galliers-Pratt
Title:	Chairman of the Board

NetYantra Inc.

/s/ Sanjeev Menon
By:	Sanjeev Menon
Title:	Director

NetYantra India Private Limited

/s/ Vinod Sankar
By:	Vinod Sankar
Title:	Director

List of Schedules

Schedule A	Sellers Technology

Schedule B	Assigned Contracts

Schedule C	Allocation of Purchase Price

Schedule D	List of Individuals Entering into Executive Employee Agreements

Schedule E	List of Excluded Assets

Schedule F	List of Excluded Agreements